Exhibit 11.2

CANAAN INC.

STATEMENT OF POLICIES

GOVERNING MATERIAL NON-PUBLIC INFORMATION AND

THE PREVENTION OF INSIDER TRADING

This Statement of Policies Governing Material Non-Public Information and the Prevention of Insider Trading (this “Statement”) applies to all directors, officers, employees and consultants of Canaan Inc. and its subsidiaries and consolidated and affiliated entities (collectively, the “Company”).

This Statement consists of three sections: Section I provides an overview, Section II sets forth the Company’s policies prohibiting insider trading, and Section III explains insider trading.

I.	OVERVIEW

Preventing insider trading is necessary to comply with U.S. securities laws and to preserve the reputation and integrity of the Company, as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells any securities while in possession of inside information relating to the securities. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies set forth in this Statement (collectively, the “Policy”) to be a matter of utmost importance. Violation of the Policy could cause extreme reputational damage and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of the Policy will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties, as well as civil liability to any person harmed by the violation. The monetary damages flowing from a violation could be multiple times the profit realized by the violator, not to mention the attorney’s fees of the persons harmed.

This Statement applies to all directors, officers, employees and consultants of the Company and extends to all of such persons’ activities within and outside their duties at the Company. Every director, officer, employee and consultant of the Company must review this Statement, and when requested by the Company, must execute and return the Certification of Compliance attached hereto to the Chief Financial Officer for the Company (the “Compliance Officer”) within seven (7) days after receiving the request. Questions regarding this Statement should be directed to the Compliance Officer by e-mail at jamescheng@canaan-creative.com.

II.	POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards, if applicable, that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below. The Policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold ordinary shares subject to an option or other award to satisfy tax withholding requirements.

A.No Trading – No director, officer, employee or consultant of the Company may purchase or sell any, ordinary shares or other securities of the Company or enter into a binding security trading plan in compliance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (a “Trading Plan”) while in possession of material non-public information relating to the Company or its ordinary shares or other securities (the “Material Information”).

In the event that the Material Information possessed by you relates to the securities of the Company, the above policy will require waiting for at least forty-eight (48) hours after public disclosure of the Material Information by the Company, which forty-eight (48) hours shall include in all events at least one full Trading Day on the stock exchange where the Company’s ordinary shares are listed and traded (the “Stock Exchange”) following such public disclosure. The term “Trading Day” is defined as a day on which the Stock Exchange is open for trading. Except for public holidays in the United States, the Stock Exchange’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no director, officer, employee or consultant of the Company may purchase or sell any securities of the Company or enter into a Trading Plan, without the prior clearance by the Compliance Officer, during any period designated as a “limited trading period” by the Company, regardless of whether such director, officer, employee or consultant possesses any Material Information.

Furthermore, all transactions in the securities of the Company (including without limitation, acquisitions and dispositions of ordinary shares, such as ordinary shares issued upon exercise of options or vesting of other share-based awards and the execution of a Trading Plan, but excluding the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards that does not involve the sale of securities) by directors, officers and key employees designated by the Company from time to time must be pre-approved by the Compliance Officer.

Please see Section III below for an explanation of the Material Information.

B.Trading Window – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no director, officer, employee or consultant of the Company may purchase or sell any securities of the Company or enter into a Trading Plan other than during a Trading Window.

A “Trading Window” is the period beginning at 9:30 a.m., Eastern time, on the third full Trading Day following the date of public disclosure by the Company of the financial results for the most recently completed fiscal quarter or year, and ending at 4:00 p.m., Eastern time, on the 20th day or the last trading day before the 20th day (if the 20th day is not a Trading Day) of the last month in the calendar quarter in which such public disclosure was made.

In other words:

(1) beginning on 4:01 p.m., Eastern time, December 20 or the last trading day before December 20 (if December 20 is not a Trading Day) of each year, no director, officer, employee or consultant of the Company may purchase or sell any securities of the Company or enter into a Trading Plan until 9:29 a.m., Eastern time, on the third full Trading Day following the date of public disclosure by the Company of the financial results for the fiscal year ended on December 31 of that year; and

(2) beginning on 4:01 p.m., Eastern time, March 20 or the last trading day before March 20 (if March 20 is not a Trading Day), 4:01 p.m., Eastern time, June 20 or the last trading day before June 20 (if June 20 is not a Trading Day), and 4:01 p.m., Eastern time, September 20 or the last trading day before September 20 (if September 20 is not a Trading Day) of each year, no director, officer, employee or consultant of the Company may purchase or sell any securities of the Company or enter into a Trading Plan until 9:29 a.m., Eastern time, on the third full Trading Day following the date of public disclosure by the Company of the financial results for the fiscal quarter ended on March 31, June 30, and September 30 of that year, respectively.

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before the Stock Exchange closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in any securities of the Company during the Trading Window is not a “safe harbor,” and all directors, officers, employees and consultants of the Company should strictly comply with the Policy.

When in doubt, do not trade! Check with the Compliance Officer first.

Notwithstanding the foregoing, sale of securities of the Company pursuant to an existing Trading Plan which was entered into in accordance with the Policy and in compliance with applicable law is not subject to the restrictions on trading in Sections II-A and II-B above.

C.Legal Compliance of Trading Plans – In addition to and notwithstanding the policies contained elsewhere in this Statement that apply to Trading Plans, all insiders of the Company must abide by all applicable U.S. securities laws and regulations when adopting, amending and terminating a Trading Plan.

D.No Tipping – No director, officer, employee or consultant of the Company may directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”).

E.Confidentiality – No director, officer, employee or consultant of the Company may communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a needto-know basis.

F.No Comment – No director, officer, employee or consultant of the Company may discuss any internal matters or developments of the Company with anyone outside the Company, except as required for the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, research analysts or others, or any requests for comments or interviews, you are required to decline comment and direct the inquiry or request to the Company’s IR department., who is responsible for coordinating and overseeing the release of information of the Company to the investing public, analysts and others in compliance with applicable laws and regulations.

G.Corrective Action – If you become aware that any potential Material Information has been or may have been inadvertently disclosed, you must notify the Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

III.	EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that “insider trading” includes the following:

●	Trading by insiders while in possession of material non-public information;

●	Trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
●	Communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of material nonpublic information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the Policy.

A.What are Material Facts?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Examples of material information include (but are not limited to) information concerning:

●	Dividends;
●	Corporate earnings or earnings forecasts;
●	Changes in financial condition or asset value;
●	Negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;
●	Significant new contracts or the loss of a significant contract;
●	Significant new products or services;
●	Significant marketing plans or changes in such plans;
●	Capital investment plans or changes in such plans;
●	Material litigation, administrative action or governmental investigations or inquiries about the Company, any of its affiliated companies, or any of its officers or directors;
●	Significant borrowings or financings;
●	Defaults on borrowings;
●	New equity or debt offerings;
●	Significant personnel changes;
●	Changes in accounting methods and write-offs; and
●	Any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.

B.	What is Non-public Information?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, PR Newswire or United Press International. Circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately forty-eight (48) hours following publication as a reasonable waiting period before such information is deemed to be public.

C.	Who is an Insider?

“Insiders” include directors, officers, employees and consultants of a company and anyone else who has material non-public information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material non-public information relating to the company’s securities. All directors, officers, employees and consultants of the Company are considered insiders with respect to material non-public information about business, activities and securities of the Company. The directors, officers, employees and consultants of the Company may not trade the Company’s securities while in possession of material non-public information relating to the Company or tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by household members of a director, officer, employee or consultant can be the responsibility of such director, officer, employee or consultant under certain circumstances and could give rise to legal and Company-imposed sanctions.

D.	Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material nonpublic information tipped to them or individuals who trade on material non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material non-public information tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the material non-public information along to others who trade on such information. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.	Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in the unlawful conduct and their employers. The United States Securities and Exchange Commission and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

●	Administrative sanctions;

●	Sanctions by self-regulatory organizations in the securities industry;
●	Civil injunctions;
●	Damage awards to private plaintiffs;
●	Disgorgement of profits gained by the violator;
●	Civil fines for the violator of up to three times the amount of profit gained or loss avoided by the violator;
●	Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;
●	Criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and
●	Jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws. Other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

F.	Material Non-public Information Regarding Other Companies

This Policy and the guidelines described herein also apply to material non-public information relating to other companies, including the Company’s customers, vendors and suppliers (“Business Partners”), particularly when that information is obtained in the course of employment with, or other services performed by, or on behalf of, the Company. Civil and criminal penalties, and disciplinary consequences, including termination of employment for cause, may result from trading on material nonpublic information regarding the Company’s Business Partners. Each individual should treat material non-public information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

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CERTIFICATION OF COMPLIANCE

To:	Compliance Officer, Canaan Inc.
Re:	Statement of Policies Governing Material Non-Public Information and The Prevention of Insider Trading (as amended from time to time, the “Policy”)

I, ______________, hereby certify that I have received and reviewed and understand the policies and procedures set forth in the above-referenced Policy.

I hereby undertake, as a condition to my present and continued employment at or association with Canaan Inc. or any of its subsidiaries or affiliated entities (collectively, the “Company”), to comply fully with the Policy at all times and to adhere to the Policy in the future.

I further certify that I have adhered to the Policy during the time period that I have been employed by or associated with the Company.

Signature:

Name:

Passport / ID Card No.:

Title / Designation:

Date: